Exhibit 1.01
Cirrus Logic, Inc.
Conflict Minerals Report
For the Year Ended December 31, 2025
I. Introduction
This Conflict Minerals Report (the “Report”) has been prepared by Cirrus Logic, Inc. (the “Company”) pursuant to Rule 13p-1 and Form SD (the “Rule”), which were promulgated under the Securities Exchange Act of 1934. The Report covers the reporting period January 1, 2025 to December 31, 2025. The Securities and Exchange Commission (the “SEC”) adopted the Rule to implement the reporting and disclosure requirements related to “conflict minerals” as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain certain specified materials that are necessary to the functionality or production of their products. The specified materials, which are collectively referred to as the “Conflict Minerals,” are defined by the SEC as cassiterite, columbite-tantalite, gold, wolframite, or their derivatives, which are limited to tin, tantalum, tungsten, and gold (the “3TG” minerals).
According to the Rule, if a registrant has reason to believe that any of the 3TG minerals in its supply chain may have originated in the Covered Countries, or if the registrant is unable to determine that the 3TG minerals either did not originate in the Covered Countries or were from recycled or scrap sources, then the issuer must exercise due diligence on the source and chain of custody of the 3TG minerals. The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia, and Angola. The registrant must annually submit a report, a Conflict Minerals Report (the “CMR”), to the SEC that includes a description of those due diligence measures.
This Report has been prepared by management of the Company and includes the activities of all majority-owned subsidiaries and entities that are required to be consolidated. The Company did not subject this Report to an independent private sector audit and we do not believe such an audit was required based on the guidance provided by the SEC in its “Statement of the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule” dated April 29, 2014 because we have not elected to describe any of our covered products as “DRC conflict free” at this time.
Company Overview
The Company is a leader in low-power, high-precision mixed-signal processing solutions that create innovative user experiences for the world’s top mobile and consumer applications.
Description of the Company’s Products Covered by this Report
This Report relates to products: (i) for which 3TG minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during calendar year 2025. The Company’s products covered by this Report are integrated circuits.
II. Reasonable Country of Origin Inquiry
The Company has conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the 3TG minerals. This RCOI was reasonably designed to determine whether any of the 3TG minerals originated in the Covered Countries and whether any of the 3TG minerals may be from recycled or scrap sources. To conduct the RCOI, we requested our suppliers to report the origin of the 3TG minerals used in the manufacture of our products. Specifically, suppliers were expected to utilize the Responsible Minerals Initiative (“RMI”) Conflict Minerals Reporting Template (“CMRT”) to report on the use of 3TG minerals used in the manufacture of our products.
Annex I includes a summary of the country of origin information collected as a result of our RCOI. The data on which we relied for certain statements in this report was obtained through our membership in the RMI, using the Reasonable Country of Origin Inquiry report for member “CRUS.”

III. Due Diligence Design and Performance
1.Due Diligence Design:
Our due diligence measures have been designed to conform with the framework provided by the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”).
In conjunction with its due diligence process, the Company has adopted a policy relating to 3TG minerals (the “Conflict Minerals Policy”), incorporating the standards set forth in the OECD Guidance. The Conflict Minerals Policy states that, to promote stability and security, we expect our suppliers to source materials from environmentally and socially responsible supply chains. The Conflict Minerals Policy also states that our suppliers must report at least annually the origin of the 3TG minerals by identifying smelters or refiners (“SORs”) used in the manufacture of our products. As outlined in the OECD Guidance, we also participate in groups and forums focused on responsible sourcing of the 3TG minerals, including the Responsible Business Alliance (“RBA”) and utilize RMI’s Responsible Minerals Assurance Process (“RMAP”), which provides suppliers with an independent, third-party audit that determines which smelters and refiners can be verified as having systems in place to responsibly source minerals in line with current global standards.

Summarized below are the design components of our conflict minerals program as they relate to the five-step framework as provided by the OECD Guidance:
•Establishment of a strong company management system through:
•Adopting a Conflict Minerals Policy;
•Establishing an internal team of subject matter experts that includes members of our supply chain, legal, and quality organizations, and is managed by our General Counsel;
•Instituting processes for new suppliers of our integrated circuits whereby conflict mineral conformance is discussed during initial business reviews;
•Including a flow-down clause in new or renewed supplier contracts relating to the sourcing of 3TG minerals;
•Requiring our integrated circuit suppliers abide by the Cirrus Logic Supplier Code of Conduct, which is based on the RBA Code of Conduct;
•Communicating our Supplier Code of Conduct to our suppliers with, in certain cases, accompanying training;
•Participating in RMI initiatives; and
•Providing multiple communication channels to serve as grievance mechanisms for early warning risk awareness, including an anonymous reporting hotline available for reporting possible violations of the Company’s policies (https://secure.ethicspoint.com/domain/media/en/gui/6355/index.html) and the RBA Voices platform, a review system established by RMI to provide a record and communication channel for identification, review, and resolution of grievances.
•Identification and assessment of risks in the supply chain by:
•Identifying first-tier suppliers to engage in our due diligence efforts;
•For subcontractors associated with the manufacture of our integrated circuit products, incorporating conflict minerals data review as part of our annual audits;
•Conducting a survey of our direct supply chain using the template known as the RMI CMRT;
•Reviewing and validating smelter information provided by suppliers and working with our supply chain to correct any inaccuracies in reporting;
•Requiring sourcing only from SORs that are RMAP-conformant or that have successfully undergone a similar independent third-party audit verification;
•Identifying smelter usage by greatest risk and prioritizing efforts, if any, associated with our due diligence with those smelters; and
•Participating in RMI as a member of the Due Diligence Practices Team and the Chemical Management Working Group to help develop best practices regarding mineral sourcing and reporting and to assist in efforts to encourage smelter participation in the RMAP.
•Design and implement a strategy to respond to identified risks by:
•Responding to risks identified in the supply chain by confirming that all smelters identified in survey responses from our suppliers have been verified by the RMAP;
•Mitigating risks by performing direct outreach when necessary with smelters at risk for non-conformance to RMAP protocols to ensure continued compliance;

•Collaborating with our supply chain to apply appropriate and reasonable leverage to ensure identified risks are tracked and removing non-conformant and/or inactive SORs in a timely manner if such SORs are unable or unwilling to remediate identified risks; this is done in consultation with information that RMI makes available to its members;
•Exercising leverage over our upstream suppliers through contractual obligations and requirements to comply with our Supplier Code of Conduct, which is based on the RBA Code of Conduct and includes provisions requiring responsible sourcing of conflict minerals;
•Reporting on a quarterly basis to senior management, including the Company’s Executive Vice President of Global Operations; and Executive Vice President, General Counsel, the status and findings derived from our due diligence efforts;
•Informing the Company’s Audit Committee yearly on our due diligence activities and Conflict Minerals Report;
•Designing and implementing training or recommendations for relevant first-tier suppliers as needed to improve their systems of transparency and control; and
•Communicating our Conflict Minerals Policy to suppliers.
•Auditing supply chain due diligence by:
•Requesting our suppliers to report to us using an industry-developed audit program through RMI, in collaboration with the London Bullion Market Association (“LBMA”) and the Responsible Jewellery Council (“RJC”), that is administered by independent third-party auditors;
•Assessing the conflict minerals processes, procurement, and documentation of our suppliers; and
•Supporting, through our participation in and financial support of, RMI’s efforts to determine mine or location of origin of conflict minerals and to improve and align industry expectations for due diligence as described on the RMI website at http://www.responsiblemineralsinitiative.org.
•Reporting on supply chain due diligence by:
•Communicating our Conflict Minerals Policy on our website at www.cirrus.com/company/quality/corporate-compliance/; and
•Reporting annually our Specialized Disclosure Report on Form SD and Conflict Mineral Report filed with the SEC and publicly communicated on our website at www.cirrus.com/company/quality/corporate-compliance/; and
•Discussing our sustainability program as part of our annual sustainability reports available on our website at www.cirrus.com/company/esg/.
2.Due Diligence Measures Performed:
The Company exercised due diligence on the source and chain of custody of the 3TG minerals. Below is a description of the measures we performed for this reporting period to exercise due diligence on the source and chain of custody of the necessary conflict minerals contained in our products:
•Communicated our Conflict Minerals Policy to our suppliers;
•Conducted a supply-chain survey of 17 direct suppliers of our integrated circuit products using the RMI’s CMRT, requesting information regarding the necessary conflict minerals and identification of smelters and refiners that process such minerals;
•Received responses to surveys from 100% of our suppliers with respect to our integrated circuits component suppliers for at least the ninth consecutive year;
•Reviewed survey data for completeness, and contacted those suppliers that we identified as having contained incomplete or potentially inaccurate information to seek additional clarifying information;
•Compared smelters identified by our suppliers against lists of smelters certified as conflict-free through the RMAP; and
•Continued work through our conflict minerals program to assess 17 suppliers and implement program updates as necessary, focusing on the due diligence processes and policies of certain direct suppliers of our integrated circuit products.
Compared with the prior reporting period, supplier engagement remained strong with a 100% response rate, and our review processes continued to improve the completeness and accuracy of supplier data through our clarification and follow-up efforts. Although we still identify risks primarily related to data quality due to supply chain complexity and geopolitical pressures, our outreach, training, and RMAP-based validation efforts improved our visibility into smelter information and supported more targeted risk mitigation. Since the previous reporting period, four smelters have been removed from our supply chain as part of risk mitigation measures.

IV. Results of Due Diligence Measures
Based on our due diligence efforts as it relates to our integrated circuits, we identified the facilities set forth in Annex II that potentially could have produced the necessary 3TG minerals in our products. Of the 135 smelters that we identified, 19 were believed to be potentially sourcing directly from the Covered Countries. However, none of the smelters identified in our supply chain are known to us as sourcing 3TG minerals that directly or indirectly finance or benefit armed groups in the DRC or adjoining countries. In Annex II, we have indicated the facilities identified in our supply chain as of 14 April 2026.
V. Inherent Limitations and Risks with our Due Diligence Measures
The Company employs a “fabless” model for the manufacture, assembly, and test of our integrated circuits. We do not own or operate our own foundries or manufacturing facilities, and therefore, outsource our integrated circuit manufacturing to third-party foundries in Asia and Europe. We also outsource all product assembly, packaging, and testing of our products to several assembly and test subcontractors in Asia.
With our fabless manufacturing strategy, we are a downstream consumer of certain 3TG minerals and our due diligence efforts can provide only reasonable, not absolute, assurance regarding the source and chain of custody for the necessary conflict minerals in the products that we sell. Our supply chain is complex, and there are multiple tiers between our company and the mines that ultimately supply 3TG materials. Given our place in the supply chain, we have no direct relationships with smelters and refiners, and therefore, possess no independent means of determining the source and origin of conflict mineral ores processed by smelters and refiners. We are regularly monitoring the RBA Smelter or Refiner Master tool prepared and distributed by RMI; we work with our suppliers to understand how those SORs whose status is flagged as “Not Eligible” or “Non-Conformant” fit into our supply chain and request their removal from our supply chain as appropriate. Our due diligence processes are based on the necessity of seeking data from our suppliers and component manufacturers, who similarly rely on their supply chains to identify the original sources of the necessary conflict minerals. We may not receive CMRT data at the product-specific level for our Company, and aggregated information received from our suppliers may include SORs outside our direct supply chain. We also rely, to a large extent, on information collected and provided by independent third-party audit programs. Such sources of information may yield inaccurate or incomplete information and may be subject to fraud; for example, data may not be provided with sufficient granularity to enable us to accurately determine the number of smelters included as part of a program’s RCOI. This concern may be exacerbated after the U.S. Securities & Exchange Commission’s statement on the Rule in April 2017 indicating that, in light of the regulatory uncertainties relating to the Rule, the staff of the SEC will not recommend an enforcement action if companies only file a Form SD, and not a Conflict Minerals Report, to the extent otherwise required to be filed as an exhibit under the Rule.
Additionally, the complete supply chain from the SORs to our final integrated circuits involves a complex multi-step process that may be subject to changes without our knowledge on a frequent basis. We seek sourcing data from direct suppliers on at least an annual basis and request that the data cover the entire reporting year. However, due to timing of our requests, there is a risk that the data that we acquire will not reflect every supplier in the supply chain during the relevant period.
VI. Future Steps to Mitigate Risks
Based on our efforts to collect data, we believe the main risks that we have identified are related to the lack of data and the quality of data. We intend to continue the activities described above as well as take the following steps to improve the due diligence conducted to further mitigate any risk that the necessary 3TG minerals in our products could benefit armed groups in the Covered Countries:
1.Continue to engage with suppliers and direct them to training resources to attempt to maintain the response rate and improve the content of the supplier survey responses;
2.Continue to incorporate conflict minerals data review that we perform on 100% of our subcontractors associated with the manufacture of our integrated circuit products;
3.Continue to participate with RMI to expand the smelters and refiners participating in the RMAP;
4.Continue to review RCOI data to better understand our supply chain sources in order to prioritize risk-based mitigation efforts related to areas with escalating regional conflict;
5.Continue to work with the OECD or relevant trade associations to define and improve best practices and encourage responsible sourcing of 3TG minerals, including from the Covered Countries, in accordance with the OECD Guidance;
6.Continue to encourage suppliers to utilize the public source RMI e-Learning training platform; and
7.Continue to regularly monitor the RBA Voices platform as well as track grievances generated by RMI’s Grievance Mechanism, established by RMI to provide a record and communication channel to assess and respond to risks and potential opportunities for improvement related to concerns raised about participating SORs, RMI assessment of auditor or audit firm, and the RMI organization itself. This grievance mechanism allows for anonymous reporting of grievances and whistleblower protections.

Annex I

Countries of Origin of 3TG
Albania	Krygyzstan
Algeria	Laos
Andorra	Latvia
Angola	Lebanon
Anguilla	Liberia
Antigua and Barbuda	Liechtenstein
Argentina	Lithuania
Armenia	Luxembourg
Aruba	Macao
Australia	Madagascar
Austria	Malaysia
Azerbaijan	Mali
Bahamas	Malta
Bangladesh	Mauritania
Barbados	Mexico
Belarus	Monaco
Belgium	Mongolia
Benin	Morocco
Bolivia (Plurinational State of)	Mozambique
Bosnia and Herzegovina	Myanmar
Brazil	Namibia
Bulgaria	Netherlands
Burkina Faso	New Zealand
Burundi	Nicaragua
Cambodia	Niger
Cameroon	Nigeria
Canada	Norway
Cayman Islands	Oman
Chile	Panama
China	Papua New Guinea
Chinese Taipei	Peru
Colombia	Philippines
Congo, Democratic Republic of the	Poland
Costa Rica	Portugal
Côte d'Ivoire	Puerto Rico
Croatia	Romania
Curacao	Russia
Cyprus	Rwanda
Czech Republic	Saint Kitts and Nevis
Denmark	Saint Lucia
Dominican Republic	Saint Vincent and Grenadines
Ecuador	San Marino
Egypt	Saudi Arabia

El Salvador	Senegal
Estonia	Serbia
Eswatini	Sierra Leone
Ethiopia	Singapore
Fiji	Sint Maarten
Finland	Slovakia
France	Slovenia
French Guiana	Solomon Islands
Georgia	South Africa
Germany	Spain
Ghana	Sri Lanka
Greece	Suriname
Greenland	Sweden
Grenada	Switzerland
Guatemala	Tajikistan
Guinea	Tanzania
Guyana	Thailand
Honduras	Trinidad and Tobago
Hong Kong	Tunisia
Hungary	Turkey
Iceland	Uganda
India	Ukraine
Indonesia	United Arab Emirates
Ireland	United Kingdom
Israel	United States of America
Italy	Uruguay
Jamaica	Uzbekistan
Japan	Venezuela
Jordan	Vietnam
Kazakhstan	Zambia
Kenya	Zimbabwe
Korea, Republic of

Annex II

Conflict Mineral	Processing Facility Name	Processing Facility Location
Gold	Agosi AG	GERMANY
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	ASAHI METALFINE, Inc.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Aurubis AG	GERMANY
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	Chimet S.p.A.	ITALY
Gold	Dowa	JAPAN
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Germany GmbH Co. KG	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	LS MnM Inc.	KOREA, REPUBLIC OF
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MKS PAMP SA	SWITZERLAND
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	Royal Canadian Mint	CANADA
Gold	SAFINA A.S.	CZECHIA
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Shandong Gold Smelting Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM

Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH	GERMANY
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	TANIOBIS Co., Ltd.	THAILAND
Tantalum	TANIOBIS GmbH	GERMANY
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tin	Alpha Assembly Solutions Inc	UNITED STATES OF AMERICA
Tin	Aurubis Beerse	BELGIUM
Tin	Aurubis Berango	SPAIN
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	CRM Synergies	SPAIN
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	MALAYSIA

Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Mitra Sukses Globalindo	INDONESIA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Putera Sarana Shakti (PT PSS)	INDONESIA
Tin	PT Rajehan Ariq	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Super Ligas	BRAZIL
Tin	Thaisarco	THAILAND
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIETNAM
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Cronimet Brasil Ltda	BRAZIL
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders LLC	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Hubei Green Tungsten Co., Ltd.	CHINA
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	KENEE MINING VIETNAM COMPANY LIMITED	VIETNAM

Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	Lianyou Resources Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Masan High-Tech Materials	VIET NAM
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	CHINA
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tungsten	Vietnam Joint Stock Company	VIET NAM
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA